Exhibit 99.2

A Brand on the Move: Ethan Allen Finds New Home in Toledo

Levis Commons Welcomes America's Classic Design Brand

TOLEDO, Ohio, Oct. 01, 2015 (GLOBE NEWSWIRE) -- Toledo has a new home for classic American design. Ethan Allen has returned to the area with a new Design Center in the popular Levis Commons shopping center in Perrysburg. The new location will open its doors on October 2nd.

A photo accompanying this announcement is available at http://www.globenewswire.com/NewsRoom/AttachmentNg/3c20bbd9-6c19-4cec-b437-9454b5e37509

The new space will showcase a new direction for the 83-year-old brand. "This is an Ethan Allen some people may not recognize," says the company’s Chairman, President, and CEO Farooq Kathwari. "The products are relaxed and relevant to today's lifestyles, the technology on the floor is state of the art, and the Design Center itself is located where our customers live and play."

On display throughout the new Design Center, hundreds of classic new designs will be showcased in fully appointed yet completely livable dining rooms, living rooms, bedrooms, and media rooms. Clients can also find entryway and outdoor styles as well as furnishings for kids and teens rooms, rugs, drapery, lighting, wall décor, pillows, throws, lifelike florals and trees, and gifts for everyone on their list.

There will also be wall-mounted touchscreen monitors where shoppers can explore the world of Ethan Allen and a comfortable design studio. For those looking to take the guesswork out of design, a full staff of design professionals, each of whom carries a tablet PC to facilitate the creative process, will offer complimentary design services with in-store and in-home consultations.

“Our new Design Center is an inspiring destination in a great location,” said Managing Director Pamela Bemus. “We recently participated in the eleventh Annual Levis Commons Fine Art Fair, where fourteen of our Modern Masters pieces were displayed in the outdoor space in front of the new Design Center. It generated a lot of excitement about our pending return to the market, and people said they couldn’t wait for the grand opening! Of course, we couldn’t be happier to be back, and our design team looks forward to reintroducing Ethan Allen to Toledo!”

The new Design Center in Levis Commons is located at 3110 Levis Commons Boulevard in Perrysburg. Summer hours are Monday through Saturday, 10:00 AM to 9:00 PM, and Sunday, 12:00 PM to 5:00 PM. Winter hours are: Monday through Thursday, 10:00 AM to 8:00 PM; Friday and Saturday, 10:00 AM to 9:00 PM; and Sunday, 12:00 PM to 5:00 PM. For more information, please contact Pamela Bemus at pbemus@ethanalleninc.com.

Ethan Allen Interiors Inc. (NYSE:ETH) is a leading interior design company and manufacturer and retailer of quality home furnishings. The company offers complimentary interior design service to its clients and sells a full range of furniture products and decorative accessories through ethanallen.com and a network of approximately 300 Design Centers in the United States and abroad. Ethan Allen owns and operates eight manufacturing facilities including five manufacturing plants and one sawmill in the United States plus one plant each in Mexico and Honduras. Approximately seventy percent of its products are made in its North American plants. www.ethanallen.com. Follow Ethan Allen: Facebook, Pinterest, Twitter, Houzz, You Tube, Instagram, Google Plus

The photo is also available at Newscom, www.newscom.com, and via AP PhotoExpress.

Contact:

Pamela Bemus

pbemus@ethanalleninc.com